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                                                                    EXHIBIT 3(a)


                                    FORM OF
                             DISTRIBUTION AGREEMENT


       DISTRIBUTION AGREEMENT (the "Agreement") made this ____ day of
_________, 1996, by and among The Travelers Life and Annuity Company, a Connecticut stock insurance company (hereinafter the "Company"), Tower Square Securities, Inc., a Connecticut general business corporation (hereinafter "Tower Square"), and The Travelers Variable Life Insurance Separate Account Two (hereinafter "Separate Account Two"), a separate account of the Company established on October 16, 1996 by its President in accordance with a resolution adopted by the Company's Board of Directors and pursuant to Section 38a-433 of the Connecticut General Statutes.


       1. The Company hereby agrees to provide all administrative services relative to variable life insurance contracts and revisions thereof (hereinafter "Contracts") sold by the Company, the net proceeds of which or reserves for which are maintained in Separate Account Two.


       2. Tower Square hereby agrees to perform all sales functions relative to the Contracts. The Company agrees to reimburse Tower Square for commissions paid, other sales expenses and properly allocable overhead expenses incurred in performance thereof.


       3. For providing the administrative services referred to in paragraph 1 above and for reimbursing Tower Square for the sales functions referred to in paragraph 2 above, the Company will receive the deductions for sales and administrative expenses which are stated in the Contracts.


       4. The Company will furnish at its own expense and without cost to Separate Account Two the administrative expenses of Separate Account Two, including but not limited to:

       (a) office space in the offices of the Company or in such other place as may be agreed upon from time to time, and all necessary office facilities and equipment;

       (b) necessary personnel for managing the affairs of Separate Account Two, including clerical, bookkeeping, accounting and other office personnel;

       (c) all information and services, including legal services, required in connection with registering and qualifying Separate Account Two or the Contracts with federal and state regulatory authorities, preparation of registration statements and prospectuses, including amendments and revisions thereto, and annual, semi-annual and periodic reports, notices and proxy solicitation materials furnished to variable life insurance





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                  Policy Owners or regulatory authorities, including the costs of printing and mailing such items;

       (d) the costs of preparing, printing, and mailing all sales literature;

       (e) all registration, filing and other fees in connection with compliance requirements of federal and state regulatory authorities;

       (f) the charges and expenses of any custodian or depository appointed by Separate Account Two for the safekeeping of its cash, securities and other property; and

       (g) the charges and expenses of independent accountants retained by Separate Account Two.


       5. The services of the Company and Tower Square to Separate Account Two hereunder are not to be deemed exclusive and the Company or Tower Square shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with thereby.


       6. The Company agrees to guarantee that the death benefit payments will not be affected by mortality experience (under Contracts the reserves for which are invested in Separate Account Two) and as such assumes the risks (a) that the actuarial estimate of mortality rates among insureds may prove erroneous and that reserves set up on the basis of such estimates will not be sufficient to meet the Company's death benefit payment obligations, and
(b) that the charges for services and expenses of the Company set forth in the Contracts may not prove sufficient to cover its actual expenses. For providing these mortality and expense risk guarantees, the Company will receive from Separate Account Two an amount per valuation period of Separate Account Two, as provided from time to time.


       7. This Agreement will be effective on the date executed, and will remain effective until terminated by any party upon sixty (60) days notice; provided, however, that this Agreement will terminate automatically in the event of its assignment by any of the parties hereto.


       8. Notwithstanding termination of this Agreement, the Company shall continue to provide administrative services and mortality and expense risk guarantees provided for herein with respect to Contracts in effect on the date of termination, and the Company shall continue to receive the compensation provided under this Agreement.


       9. This Agreement is subject to the provisions of the Investment Company Act of 1940, as amended, and the rules of the Securities and Exchange Commission.





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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunto duly authorized and, in the case of the Company and Tower Square, seals to be affixed as of the day and year first above written.


                                  THE TRAVELERS LIFE AND ANNUITY COMPANY


(Seal)
                                  By:
                                      -----------------------------------------
                                  Title: President
                                         --------------------------------------
ATTEST:

----------------------------
Assistant Secretary


                                  THE TRAVELERS VARIABLE LIFE INSURANCE
                                  SEPARATE ACCOUNT TWO


                                  By:
                                      -----------------------------------------


WITNESS:

----------------------------


                                  TOWER SQUARE SECURITIES, INC.



                                  By:
                                      -----------------------------------------
                                  Title:
                                         --------------------------------------

ATTEST:  (SEAL)

----------------------------
Corporate Secretary





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